Exhibit 99.1

PRESS RELEASE

China BAK Reports First Quarter Fiscal Year 2012 Financial Results

Shenzhen, China – February 7, 2012 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the first quarter of fiscal year 2012 ended December 31, 2011 (“Q1 2012”).

Recent Achievements and Highlights

  Revenue increased 12.9% year-over-year to $71.8 million in the first quarter of fiscal 2012
  Gross profit was $14.0 million, up 40.4% from $10.0 million in the first quarter of fiscal 2011
  Gross margin significantly improved to 19.6% from 15.7% a year ago
  China BAK reported another quarter of positive cash flow of $5.6 million from operating activities

First Quarter Fiscal Year 2012 Financial Results

Net revenues for the first quarter were $71.8 million, up 16.5% from $61.6 million last quarter and up 12.9% from $63.5 million for the same period in fiscal 2011.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $55.1 million, up 16.7% from $47.2 million in the previous quarter and up 16.0% from $47.5 million for the same period in fiscal 2011.

Revenues from cylindrical cells, used in notebook computers, certain electronic devices and electric vehicles, were $13.0 million, up 27.1% from $10.2 million in the previous quarter and up 23.9% from $10.5 million for the same period in fiscal 2011.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.6 million, down 12.7% from $3.0 million in the previous quarter and down 24.0% from $3.5 million in the same period in fiscal 2011.

Revenues from high-power lithium battery cells, used in electric bicycles, other electric vehicles, power tools, and uninterruptible power supplies, and other applications, were $1.1 million, down 9.8% from $1.2 million in the previous quarter and down 49.6% from the same period in fiscal 2011.

Gross profit for the first quarter of fiscal year 2012 was $14.0 million, up 69.8% from $8.3 million in the previous quarter and up 40.4% from $10.0 million in the same quarter of last year. Gross margin was 19.6%, significantly up from 13.4% in the previous quarter and 15.7% in the year ago period. The increase in gross profit was largely due to an increase in average selling prices of the Company’s cylindrical batteries, which significantly increased the gross margin of the Company’s cylindrical battery products. The Company also benefited from an increase in gross profit from sales of its prismatic battery products as a result of additional direct sales of battery packs to OEM cell phone manufacturers driven by strong customer demand.

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Operating expenses totaled $11.7 million, or 16.3% of revenue, in the first quarter, down 13.2% from $13.5 million, or 21.9% of revenue, in the previous quarter, and down 0.8% from $11.8 million, or 18.6% of revenue, in the first quarter of fiscal 2011. Operating expenses in the first quarter of fiscal 2012 include an impairment charge of $2.7 million, compared with an impairment charge of $6.5 million in the previous quarter, and no impairment charge in the first quarter of fiscal 2011. Research and development expenses were $1.2 million, or 1.7% of revenue, down 33.5% from $1.9 million, or 3.0% of revenue in the previous quarter, and down 24.4% from $1.6 million, or 2.6% of revenue, in the same quarter of fiscal 2011. Sales and marketing expenses were $2.0 million, or 2.7% of revenue, down 3.4% from $2.0 million, or 3.3% of revenue, in the previous quarter, and down 13.9% from $2.3 million, or 3.6% of revenue, in the same quarter of fiscal 2011. General and administrative expenses were $5.8 million, or 8.1% of revenue, up 89.2% from $3.1 million, or 5.0% of revenue, in the previous quarter, and down 26.5% from $7.9 million, or 12.4% of revenue, in the same quarter of fiscal 2011.

Operating income for the first quarter was $2.3 million compared to operating loss of $5.2 million in the previous quarter and operating loss of $1.8 million in the same quarter of fiscal 2011.

Net loss was $1.8 million, or diluted loss per share of $0.03, in the first quarter of fiscal 2012 compared to net loss of $9.6 million, or diluted loss per share of $0.15, in the previous quarter and net loss of $3.7 million, or diluted loss per share of $0.06, in the same quarter of fiscal 2011.

Financial Condition

On December 31, 2011, China BAK had $5.9 million in cash and cash equivalents. For the first quarter of fiscal year 2012, Days Sales Outstanding (DSO) increased to 124 days from 116 days last quarter and Days Sales of Inventory decreased to 96 days from 123 days last quarter. Short-term bank loans and long-term bank loans totaled $159.0 million as compared to $178.2 million on September 30, 2011. Shareholders’ equity totaled $135.5 million. China BAK had $45.6 million available for borrowing under its credit facilities. The Company generated $5.6 million from cash flow from operating activities in the first quarter of fiscal 2012.

Business Outlook

“In fiscal 2012, our growth strategy is focused on implementing aggressive sales and marketing efforts to expand our market share and increase our OEM customer base for prismatic battery packs and high-power lithium batteries. Over the next few quarters, we also expect to be certified by additional Tier 1 customers for polymer batteries for use in ultra-thin smartphones and tablet computers,” commented Mr. Xiangqian Li, Chairman, President and CEO of China BAK.

“The market demand for our high-power lithium batteries and cylindrical batteries used in EVs, E-bikes, power tools, and UPS energy storage solutions continues to grow at a robust pace and we believe we are well-positioned to capitalize on such market opportunities. We expect such growth opportunities in the EV industry to contribute to our revenue growth in fiscal 2012,” added Mr. Li. “We continue to make progress with our turnaround strategy and in the first quarter of fiscal 2012, we experienced strong revenue growth and recovery in our gross margin level. We also continue to generate positive cash flow from operations. We continue our efforts to improve our profitability,” commented Ke Marcus Cui, CFO of China BAK.

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Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Tuesday, February 7, 2012 to discuss results for the first quarter of fiscal year 2012 ended December 31, 2011. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 667-319. If you are unable to participate in the call at this time, a replay will be available from 11:00 a.m. ET on Tuesday, February 7, 2012 through 11:00 a.m. ET, Tuesday, February 21, 2012. To access the replay, please dial 866-572-7808. International callers should dial (852) 3012-8000. The pass code for the replay is 667-319. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/webcast.aspx. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be available on China BAK’s website for a period of one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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For more information, please contact:

China BAK Battery, Inc.
Mr. Ke Marcus Cui
Chief Financial Officer
E-mail: ir@bak.com.cn

Ms. Tracy Li
Investor Relations Officer
Tel: 86-755-89770093
E-mail: ir@bak.com.cn

CCG Investor Relations
Mr. Roger Ellis
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

-Financial Tables Follow-

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Table 1

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
 For the Three Months Ended December 31, 2011, September 30, 2011 and December 31, 2010
 (Amounts in thousands, except per share data)

		Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$71,755	$61,582	$63,530
Cost of revenues	(57,724)	(53,316)	(53,534)
Gross profit	14,031	8,266	9,996

Operating expenses:
Research and development expenses	(1,244)	(1,871)	(1,645)
Sales and marketing expenses	(1,958)	(2,027)	(2,273)
General and administrative expenses	(5,789)	(3,060)	(7,878)
Impairment charge	(2,708)	(6,517)	-
Total operating expenses	(11,699)	(13,475)	(11,796)

Operating income / (loss)	2,332	(5,209)	(1,800)

Finance costs, net	(2,883)	(2,766)	(2,840)
Government grant income	825	411	607
Other income / (expense)	20	(369)	241
Income / (loss) before income taxes	294	(7,933)	(3,792)

Income tax (expenses) / benefits	(2,114)	(1,618)	134
Net loss	$(1,820)	$(9,551)	$(3,658)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	1,791	2,393	2,050
Comprehensive loss	$(29)	$(7,158)	$(1,608)

Net loss per share:
Basic	$(0.03)	$(0.15)	$(0.06)
Diluted	$(0.03)	$(0.15)	$(0.06)

Weighted average shares outstanding:
Basic	63,095	63,093	62,895
Diluted	63,095	63,093	62,895

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Table 2

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of December 31, 2011 and September 30, 2011
(Amounts in thousands)

	December 31,	September 30,
	2011	2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$5,875	$24,858
Pledged deposits	4,983	5,726
Trade accounts receivable, net	109,241	88,261
Inventories, net	55,493	67,141
Prepayments and other receivables	6,763	5,242
Deferred tax assets, net	3,987	6,001
Total current assets	186,342	197,229

Property, plant and equipment, net	240,352	243,238
Lease prepayments, net	32,884	32,731
Intangible assets, net	738	295
Deferred tax assets, net	1,731	1,749
Total assets	$462,047	$475,242

Liabilities
Current liabilities
Short-term bank loans	$130,890	$139,706
Current maturities of long-term bank loans	7,929	23,495
Accounts and bills payable	119,801	118,423
Accrued expenses and other payables	25,890	20,976
Total current liabilities	284,510	302,600

Long-term bank loans, less current maturities	20,156	14,975
Other long-term loan	2,488	2,457
Deferred revenue	7,486	7,456
Other long-term payables	11,149	11,732
Deferred tax liabilities	758	748
Total liabilities	326,547	339,968

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 63,816,276 issued and outstanding as of September 30, 2011 and December 31, 2011	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	126,391	126,135
Statutory reserves	7,786	7,645
Accumulated deficit	(46,371)	(44,410)
Accumulated other comprehensive income	37,595	35,805
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	135,500	135,274
Total liabilities and shareholders’ equity	$462,047	$475,242

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Table 3

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2011, September 30, 2011 and December 31, 2010
(Amounts in thousands)

		Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(1,820)	$(9,551)	$(3,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,178	4,359	4,319
Provision for / (recovery of provision for) doubtful debts	1,054	(1,580)	3,061
Recovery of provision for obsolete inventories	(321)	(1,562)	-
Impairment charge	2,708	317	-
Share-based compensation	255	1,650	525
Deferred income taxes	2,111	6,517	(236)
Deferred revenue	(63)	(62)	(60)
Exchange loss / (gain)	165	1,365	(66)
Gain on disposal of property, plant and equipment	-	(2)	-
Changes in operating assets and liabilities:
Trade accounts receivable	(20,226)	(14,564)	(7,872)
Inventories	12,688	14,286	(2,228)
Prepayments and other receivables	(2,003)	65	522
Accounts and bills payable	(1,028)	9,097	15,962
Accrued expenses and other payables	6,948	(735)	8,117
Net cash provided by operating activities	$5,646	$9,600	$18,386

Cash flow from investing activities
Purchases of property, plant and equipment	(3,778)	(4,994)	(5,968)
Purchases of intangible assets	(464)	(177)	-
Proceeds from disposal of property, plant and equipment	-	32	-
Net cash used in investing activities	$(4,242)	$(5,139)	$(5,968)

Cash flow from financing activities
Proceeds from borrowings	37,818	26,118	27,754
Repayment of borrowings	(59,075)	(23,796)	(31,760)
Decrease / (increase) in pledged deposits	808	928	(6,758)
Net cash (used in) / provided by financing activities	$(20,449)	$3,250	$(10,763)

Effect of exchange rate changes on cash and cash equivalents	62	48	283
Net (decrease) / increase in cash and cash equivalents	(18,983)	7,759	1,938
Cash and cash equivalents at the beginning of the period	24,858	17,099	22,589
Cash and cash equivalents at the end of the period	$5,875	$24,858	$24,527

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